Exhibit 99.2

Presse-Information Nicht für UK-Medien bestimmt	Bayer AG Communications 51368 Leverkusen Deutschland Tel. +49 214 30-1
www.presse.bayer.de

Strategische Erweiterung des Geschäftsbereichs „Women’s Healthcare”:

Bayer will US-Unternehmen Conceptus, Inc. übernehmen

Essure®-Verfahren zur dauerhaften Verhütung ohne Operation komplettiert Bayer-Portfolio im Bereich Kontrazeption

Leverkusen / Mountain View (USA), 29. April 2013 – Bayer will seine Produktpalette im Bereich der Verhütungsmittel erweitern. Die Bayer HealthCare LLC hat deshalb mit dem US-amerikanischen Unternehmen Conceptus, Inc. (NASDAQ:CPTS) mit Sitz in Kalifornien einen Vertrag zur Übernahme durch Bayer unterzeichnet. Conceptus hat das Essure®-Verfahren, die einzige Methode zur dauerhaften Empfängnisverhütung ohne operativen Eingriff, entwickelt und vermarktet dieses in den USA sowie in weiteren Ländern. Nach Abschluss der Akquisition wird Bayer eine komplette Auswahl kurz- und langwirksamer sowie dauerhafter Verhütungsmethoden anbieten können. Innerhalb der nächsten zehn Arbeitstage wird Bayer ein öffentliches Übernahmeangebot zum Erwerb sämtlicher Aktien von Conceptus, Inc. zu 31,00 US-Dollar je Aktie in bar abgeben. Die Transaktion hat damit einen Gesamtwert von etwa US$1,1 Milliarden (852 Millionen Euro). Der Vollzug der Übernahme setzt die Erfüllung üblicher Bedingungen voraus – insbesondere den positiven Ausgang des Fusionskontrollverfahrens in den USA – und wird Mitte 2013 erwartet.

„Bayer setzt beim Ausbau seines Geschäfts neben organischem Geschäftswachstum auch auf geeignete strategische Akquisitionen. Diese Übernahme passt außerordentlich gut zu unserem HealthCare-Geschäft – besonders in den USA, dem wichtigsten Gesundheitsmarkt der Welt“, sagte Dr. Marijn Dekkers, Vorstandsvorsitzender der Bayer AG.

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„Bayer und Conceptus haben das Ziel, mit Innovationen die Gesundheit von Frauen zu fördern. Das Essure®-Verfahren komplettiert unser bestehendes Angebot zur Schwangerschaftsverhütung mit kurzwirksamen oralen Kontrazeptiva und den langwirksamen Intrauterinsystemen. Mit unserer Erfahrung im Bereich der Gynäkologie in Kombination mit unserer Expertise im Vertrieb können wir das Geschäft von Conceptus weiterentwickeln“, sagte Andreas Fibig, Mitglied des Bayer HealthCare Executive Committee und Vorstandsvorsitzender von Bayer HealthCare Pharmaceuticals.

„Unser Essure®-Verfahren ist seit mehr als zehn Jahren gut im Markt etabliert und hat in diesem Zeitraum signifikantes Wachstum unter Beweis gestellt. Unter dem Dach von Bayer wird sich Essure® noch schneller zum Standard-Verfahren zur dauerhaften Verhütung in unseren derzeitigen Märkten entwickeln und von der globalen Bayer-Präsenz in neuen Märkten profitieren. Der bessere Zugang zu Essure® kommt unseren Kunden und Patienten zugute“, sagte D. Keith Grossman, Präsident und CEO von Conceptus.

Wichtigstes Produkt des Unternehmens Conceptus ist das Essure®-Verfahren, das von der FDA im Jahr 2002 zugelassen wurde. Es ist die einzige permanente, hormonfreie Verhütungsmethode, die ohne chirurgischen Eingriff in einer gynäkologischen Praxis in weniger als 10 Minuten eingesetzt werden kann. Damit entfallen Risiken, die mit einer Vollnarkose beziehungsweise mit einem chirurgischen Eingriff bei einer Eileiter-Unterbindung verbunden sind.

Das Essure®-Verfahren zeigt nach einem Jahr Nachbeobachtung eine Effektivität von 99,8 Prozent; in den klinischen Studien wurden keine Schwangerschaften beobachtet. Damit ist dieses System die effektivste Form der permanenten Verhütung, die derzeit auf dem Markt verfügbar ist. Über 700.000 Frauen weltweit haben diesen Eingriff bereits vornehmen lassen.

Im Geschäftsjahr 2012 betrug der Netto-Umsatz von Conceptus, Inc. US$141 Millionen (rund € 110 Millionen). Das bereinigte EBITDA lag bei US$28,2 Millionen (rund €22,0 Millionen). Das Unternehmen hat seinen Sitz in Mountain View, Kalifornien und beschäftigt etwa 300 Mitarbeiterinnen und Mitarbeiter.

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Bayer: Science For A Better Life
Bayer ist ein weltweit tätiges Unternehmen mit Kernkompetenzen auf den Gebieten Gesundheit, Agrarwirtschaft und hochwertige Materialien. Als Innovations-Unternehmen setzt Bayer Zeichen in forschungsintensiven Bereichen. Mit seinen Produkten und Dienstleistungen will Bayer den Menschen nützen und zur Verbesserung der Lebensqualität beitragen. Gleichzeitig will der Konzern Werte durch Innovation, Wachstum und eine hohe Ertragskraft schaffen. Bayer bekennt sich zu den Prinzipien der Nachhaltigkeit und handelt als „Corporate Citizen“ sozial und ethisch verantwortlich. Im Geschäftsjahr 2012 erzielte der Konzern mit 110.500 Beschäftigten einen Umsatz von 39,8 Milliarden Euro. Die Investitionen beliefen sich auf 2,0 Milliarden Euro und die Ausgaben für Forschung und Entwicklung auf 3,0 Milliarden Euro. Weitere Informationen sind im Internet zu finden unter www.bayer.de.

Über Bayer HealthCare
Die Bayer AG ist ein weltweit tätiges, forschungsbasiertes und wachstumsorientiertes Unternehmen mit Kernkompetenzen auf den Gebieten Gesundheit, Agrarwirtschaft und hochwertige Materialien. Mit einem Umsatz von rund 18,6 Milliarden Euro (2012) gehört Bayer HealthCare, ein Teilkonzern der Bayer AG, zu den weltweit führenden innovativen Unternehmen in der Gesundheitsversorgung mit Arzneimitteln und medizinischen Produkten. Das Unternehmen mit Sitz in Leverkusen bündelt die Aktivitäten der Divisionen Animal Health, Consumer Care, Medical Care sowie Pharmaceuticals. Ziel von Bayer HealthCare ist es, Produkte zu erforschen, zu entwickeln, zu produzieren und zu vertreiben, um die Gesundheit von Mensch und Tier weltweit zu verbessern. Bei Bayer HealthCare arbeiten weltweit 55.300 (Stand: 31.12.2012) Mitarbeiterinnen und Mitarbeiter in mehr als 100 Ländern. Mehr Informationen unter www.healthcare.bayer.de

Das Pressecenter von Bayer HealthCare ist nur einen Klick entfernt: presse.healthcare.bayer.de

Über Conceptus, Inc.
Conceptus, Inc. ist der Weltmarktführer für die Entwicklung und Vermarktung innovativer Produkte zur dauerhaften Verhütung. Das Unternehmen produziert und vermarktet das Essure®-Verfahren zur dauerhaften Verhütung.

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Ansprechpartner für Bayer:
Günter Forneck, Tel. +49 214 30-50446
E-Mail: guenter.forneck@bayer.com

Astrid Kranz, Tel. +49 30 468 12057
E-Mail: astrid.kranz@bayer.com

Ansprechpartner für Conceptus – Investor Relations und PR:
Lynn Pieper; Westwicke Partners, Tel. +1 415 202-5678
E-Mail: lynn.pieper@westwicke.com

Mehr Informationen finden Sie unter www.bayer.de.
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Diese Pressemitteilung stellt lediglich eine vorläufige Information dar im Hinblick auf das noch nicht unterbreitete öffentliche Übernahmeangebot (das “Übernahmeangebot”) für sämtliche ausstehenden Aktien der nach dem Recht des US-Bundesstaates Delaware gegründeten Conceptus, Inc. (die “Zielgesellschaft”) mit einem Nennwert von 0,003 US-Dollar je Aktie (die “Aktien”) durch die Evelyn Acquisition Company (die “Erwerberin”) auf Grundlage des am 28. April 2013 zwischen der Erwerberin, der Bayer HealthCare LLC (“BHC”) und der Zielgesellschaft geschlossenen Übernahmevertrags.  Die Erwerberin ist eine nach dem Recht des US-Bundesstaates Delaware gegründete Gesellschaft und eine 100%-ige Tochtergesellschaft der BHC, einer ebenfalls nach dem Recht des US-Bundesstaates Delaware gegründeten Gesellschaft mit beschränkter Haftung.

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WICHTIGE INFORMATIONEN IN BEZUG AUF DAS ÜBERNAHMEANGEBOT

Diese Pressemitteilung ist kein Angebot zum Erwerb der Aktien und stellt keine Aufforderung dar, ein Angebot für den Erwerb der Aktien abzugeben. Das Übernahmeangebot in Bezug auf die Aktien hat noch nicht begonnen. Zu Beginn des Übernahmeangebots werden die Erwerberin die Angebotsunterlagen und die Zielgesellschaft eine Annahmeempfehlung in Bezug auf das Übernahmeangebot bei der US-amerikanischen Aufsichtsbehörde Securities and Exchange Commission (SEC) einreichen. Den Aktionären der Zielgesellschaft wird dringend empfohlen, die Angebotsunterlagen zu lesen, sobald diese verfügbar sind. Sie werden wichtige Informationen zum Übernahmeangebot enthalten, die die Aktionäre der Zielgesellschaft beachten sollten, bevor sie eine Entscheidung über die Annahme des Übernahmeangebots treffen. Die Angebotsunterlagen (bestehend aus einem Kaufangebot, einem dazugehörigen Andienungs-/Annahmeschreiben sowie bestimmten weiteren Dokumenten) und die Annahmeempfehlung werden wichtige Informationen enthalten, die sorgfältig gelesen werden sollten, bevor eine Entscheidung in Bezug auf das Übernahmeangebot getroffen wird. Das Kaufangebot, das dazugehörige Andienungs-/Annahmeschreiben und bestimmte weitere Dokumente sowie die Annahmeempfehlung werden allen Aktionären der Zielgesellschaft kostenlos zur Verfügung gestellt. Die Angebotsunterlagen und die Annahmeempfehlung werden kostenlos auf der Webseite der Securities and Exchange Commission (www.sec.gov) verfügbar sein.  Kostenlose Exemplare des Kaufangebotes und des zugehörigen Andienungs-/Annahmeschreibens werden ebenfalls von dem in dem sogenannten Schedule TO erwähnten “Information Agent” erhältlich sein.

Zukunftsgerichtete Aussagen
Diese Presseinformation kann bestimmte in die Zukunft gerichtete Aussagen enthalten, die auf den gegenwärtigen Annahmen und Prognosen der Unternehmensleitung des Bayer-Konzerns bzw. seiner Teilkonzerne beruhen. Verschiedene bekannte wie auch unbekannte Risiken, Ungewissheiten und andere Faktoren können dazu führen, dass die tatsächlichen Ergebnisse, die Finanzlage, die Entwicklung oder die Performance der Gesellschaft wesentlich von den hier gegebenen Einschätzungen abweichen. Diese Faktoren schließen diejenigen ein, die Bayer in veröffentlichten Berichten beschrieben hat. Diese Berichte stehen auf der Bayer-Webseite www.bayer.de zur Verfügung. Die Gesellschaft übernimmt keinerlei Verpflichtung, solche zukunftsgerichteten Aussagen fortzuschreiben und an zukünftige Ereignisse oder Entwicklungen anzupassen.

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